Exhibit 6.5

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Intellectual Property Transfer Agreement

This Intellectual Property Transfer Agreement (“Agreement”) is made and entered into as of March 31, 2017, by and between Thomas DeLonge, an individual and affiliated entity Our Two Dogs, Inc., a California company, with address at 6265 Greenwich Drive, Suite 210, San Diego, CA 92122 (collectively, “DeLonge”) and To The Stars, Inc., a California corporation with address at 1051 S. Coast Hwy 101, Suite B, Encinitas, CA 92024 (“TTS”), each a “Party” and collectively the “Parties”.

RECITALS

WHEREAS, DeLonge is the beneficial owner of TTS.

WHEREAS, DeLonge has developed certain IP Rights (as defined below) on behalf of and for the benefit of TTS.

WHEREAS, DeLonge developed such IP Rights with the intention that all rights would be vested in TTS.

WHEREAS, for the avoidance of doubt and in the event any IP Rights (as defined below) have vested in DeLonge, DeLonge desires to transfer any and all such right, title and interest in the IP Rights to TTS and TTS desires to accept such transfer.

NOW, THEREFORE, subject to and in accordance with the terms and conditions of this Agreement, the Parties agree as follows:

1.	IP Rights. DeLonge has contributed to and developed certain intellectual property rights with regards to the following brands and concepts known as: a) Love movie, b) Poet Anderson, c) Strange Times, d) The Lonely Astronaut, and e) Sekret Machines (the “Properties”), including registered and unregistered trademarks (including the goodwill associated therewith), copyrights, and other intellectual property rights, proprietary rights, moral rights, rights of publicity and likeness, and other analogous rights entitled to statutory, common law or other legal protection, whether registered or unregistered, that arise out of or are associated with or may be created or exist under the laws of any jurisdiction throughout the world, and including without limitation trade secrets, business methods processes, know-how patents, databases and data collections (collectively, the “IP Rights”).

2.	Transfer of IP Rights. Subject to the terms and conditions set forth in this Agreement and solely with regards to the Properties, DeLonge hereby conveys, transfers and assigns to TTS, free and clear of all liens, all of his right, title and interest in and to the following intellectual property assets, and TTS hereby agrees to assume from DeLonge, all such right, title and interest in and to the following:

a.	The registered copyrights listed on Schedule A.
b.	All trademarks and copyrights related to the Properties.
c.	All works of authorship, logos, designs, unregistered trademarks and copyrights relating to and/or deriving from the IP Rights.
d.	All goodwill in and to the trademarks associated with the Properties and all other goodwill related to or arising from the IP Rights.

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e.	All causes of action and claims of DeLonge with respect to any of the IP Rights, whether accruing or arising prior or subsequent to the date of this Agreement.

The assets referred to in Paragraphs 1(a) through (d), inclusive, are collectively referred to as the “Transferred Assets”.

3.	Section 351 of the Internal Revenue Code. This Agreement is intended to provide for a tax-free exchange between DeLonge and TTS under Section 351 of the Internal Revenue Code and shall be construed to accomplish that result.

4.	Representations and Warranties of DeLonge.

a.	DeLonge has all necessary corporate power to enter into this Agreement and its effects shall be binding on DeLonge, and his successors and assigns.
b.	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DeLonge.
c.	All IP Rights being transferred under this Agreement are valid, enforceable and capable of being transferred or assigned to TTS.

5.	DeLonge Covenants. DeLonge hereby irrevocably and perpetually waives all rights of attribution, integrity, disclosure and other “moral rights” with respect to the Transferred Assets, together with all claims for damages and other remedies asserted on the basis of moral rights, and transfers, conveys and assigns to TTS any waivers granted to DeLonge of any such moral rights of any third party, to the fullest extent permitted by applicable laws.

6.	Further Assurances. At the request of a Party hereto, and at no cost to the requesting Party, the other Party shall cooperate in executing such other instruments of transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as may be reasonably necessary or desirable in order to evidence or effect the transactions contemplated hereby.

7.	General.

a.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and assigns.
b.	Notices. All notices or other communications required or permitted under this Agreement shall be in writing, and shall be sufficient in all respects if delivered personally, sent via registered or certified mail, postage prepaid, by facsimile or email to the addresses listed herein. Where such notice is mailed, it shall be deemed delivered forty-eight (48) hours after the date mailed. Notice by electronic transmission shall be deemed given: (i) if by facsimile, when directed to a number provided by a Party, (ii) if by electronic mail, when directed to an electronic mail address provided by a Party.
c.	Entire Agreement and Modification. This Agreement and the attached schedules and exhibits (which are incorporated herein by this reference) set forth the entire agreement of the Parties. No modification or amendment to this Agreement shall be binding unless reduced to writing and executed by both Parties.

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d.	Governing Law; Dispute Resolution. This Agreement will be governed and construed in accordance with the laws of the State of California. Any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of the Parties hereunder, shall be submitted to arbitration in San Diego, California before the American Arbitration Association under its commercial arbitration rules. Any award or decision obtained from any such arbitration proceeding shall be final and biding on the Parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to the Agreement shall be instituted in any court by the Parties, except (i) an action to compel arbitration pursuant to this Paragraph 7(d); or (ii) an action to enforce an award obtained in an arbitration proceeding in accordance with this Paragraph 7(d). The arbitrator shall be entitled to award the prevailing Party recovery of its costs, including but not limited to reasonable attorneys’ fees.
e.	Waiver and Severability. No waiver by either Party of a breach or default hereunder shall be deemed a waiver by such Party of any subsequent breach or default of a like or similar nature. If any provision of this Agreement is held to be invalid, the legality and validity of the remaining provisions shall not be affected.
f.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

TOM DELONGE	TO THE STARS, INC.

Tom DeLonge, President

OUR TWO DOGS, INC.

Tom DeLonge, CEO

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Exhibit A

Copyright	Status	App/Reg Number

Chasing Shadows: Book 1 of Sekret Machines	Registered	TX 8-268-743

Sekret Machines Volume 1: Gods	Published	1-4495096861

Poet Anderson…of Nightmares	Registered	TX 8-266-435

Strange Times: Screenplay	Registered	Pau-3-678-159

Strange Times: The Curse of Superstition Mountain	Registered	TX 8-269-004

Strange Times: The Ghost in the Girl	Filed	1-4380061311

To The Stars…. (Screenplay)	Registered	Pau 3-675-140

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